                                                                   EXHIBIT 10.21

                          C.H. ROBINSON WORLDWIDE, INC.
                              DIRECTORS' STOCK PLAN


     1. Purpose of the Plan. This Directors' Stock Plan (the "Plan") allows C.H. Robinson Worldwide, Inc., a Delaware corporation (the "Company"), to pay the directors' fees in shares of common stock of the Company.

     2. Issuance of Shares.

          (a) At the Company's election, it may issue to any director who is not an employee common stock of the Company in lieu of fees payable for his or her service as a member of the board of directors, including annual and meeting fees for attendance at meetings of the board of directors or committees thereof.

          (b) The number of shares of common stock issued shall equal the cash fee otherwise payable divided by the fair market value per share as of the date of the meeting for which such payment is being made or in the case of annual or quarterly fees on the date on which final payment would ordinarily be made. Any fractional share shall be rounded up or down to the nearest whole share. The fair market value of a share shall mean, in the event the common stock is traded on The Nasdaq National Market or listed on a stock exchange, the closing sale price on the date for which a price determination is to be made (or, if there has not been a sale on such date, on the first preceding business day on which there was such a sale) as reported in The Wall Street Journal. In the event the common stock is not so traded or listed, the board of directors shall determine the fair market value.

          (c) Directors shall not have any rights as shareholders of the Company with respect to any common stock awarded or awardable under this Plan until such common stock has been issued.

     3. Shares Subject to the Plan. Subject to Section 5, the maximum aggregate number of shares of common stock that may be issued under the Plan is 25,000 shares.

     4. Administration. The board of directors shall administer the Plan and shall have plenary authority, in its discretion, but subject to the express provisions of this Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

     5. Adjustment Upon Changes in Capitalization, Dissolution or Merger. In the event that the number of outstanding shares of common stock is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company, the number of shares available under this Plan shall be proportionately adjusted. Such adjustment shall be made by the board of directors, whose determination in that respect shall be conclusive.

     6. Amendment and Termination of the Plan. The Board may amend this Plan at any time, but no amendment may affect a director's rights under any previous award of common stock under this Plan. The board of directors may suspend or discontinue this Plan in whole or in part, but any such suspension or discontinuance shall not affect the issuance of shares of common stock granted under this Plan prior thereto.

     7. Compliance with Applicable Legal Requirements. No common stock issuable pursuant to this Plan shall be issued and delivered unless the issuance of common stock complies with all applicable legal requirements.



                                       -2-